EXHIBIT (a)(5)(ii)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
(including associated Rights)
of
NEWPORT NEWS SHIPBUILDING INC.
at
$67.50 Net Per Share
by
GRAIL ACQUISITION CORPORATION,
a wholly owned subsidiary of
GENERAL DYNAMICS CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON FRIDAY, JUNE 1, 2001, UNLESS THE OFFER IS EXTENDED.

     May 4, 2001

To Our Clients:

      Enclosed for your consideration is an Offer to Purchase dated May 4, 2001 (the “Offer to Purchase”) and a related Letter of Transmittal, pursuant to an offer by Grail Acquisition Corporation, a Delaware corporation (the “Purchaser”), which is a wholly owned subsidiary of General Dynamics Corporation, a Delaware corporation (“General Dynamics”), to purchase all outstanding shares of the common stock, par value $.01 per share (the “Shares”), of Newport News Shipbuilding Inc., a Delaware corporation (the “Company”), at a price of $67.50 per Share, net to the seller in cash, less any required withholding of taxes and without the payment of interest (the “Offer Price”), upon the terms and conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Shares will include the associated rights to purchase Series A Participating Cumulative Preferred Stock of the Company (the “Rights”) issued pursuant to that certain Rights Agreement dated as of June 10, 1998, as amended from time to time, between the Company and First Chicago Trust Company of New York (now known as EquiServe Trust Company, N.A.) (the “Rights Agreement”). All references herein to the Rights will include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references herein to Shares will include the Rights.

      We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

      We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

      Your attention is directed to the following:

1.	The tender price is $67.50 per Share, net to the seller in cash (without interest thereon and less any withholding taxes required under applicable law).

2.	The Offer is being made for all outstanding Shares.

3.	The Board of Directors of the Company has unanimously approved the Merger Agreement, the Offer and the Merger and has determined that the Offer, the Merger and the transactions contemplated by the Merger Agreement, are fair to and in the best interests of the Company and its stockholders and recommends that holders of the Shares accept the Offer and tender their Shares to the Purchaser.

4.	The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 24, 2001 by and among General Dynamics, the Purchaser and the Company (the “Merger Agreement”), which provides that subsequent to the consummation of the Offer, the Purchaser will merge with and into the Company (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company and its subsidiaries, Shares, if any, owned by General Dynamics and its subsidiaries, and Shares, if any, held by stockholders who shall have properly demanded appraisal of their Shares in accordance with Section 262 of the Delaware General Corporation Law) shall be converted into the right to receive $67.50 in cash, without interest, and less any withholding taxes required under applicable law.

5.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, June 1, 2001, unless the Offer is extended.

6.	Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

7.	The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that represents a majority of all outstanding Shares on a fully diluted basis on the date of purchase (without giving effect to any dilution that might arise from exercise of the Rights), (b) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (c) the satisfaction of certain other terms and conditions.

      The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither General Dynamics nor Purchaser is aware of any state in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent General Dynamics or Purchaser is aware of any state prohibiting the making of the Offer or the acceptance of Shares, the Purchaser will make a good faith effort to comply with the state statute. If, after a good faith effort, the Purchaser cannot comply with a state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In those jurisdictions where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Instructions With Respect To The Offer To

Purchase For Cash
All Outstanding Shares of Common Stock
(including associated Rights)
of
Newport News Shipbuilding Inc.
At $67.50 Net Per Share

      The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated May 4, 2001 (the “Offer to Purchase”), and a Letter of Transmittal, relating to the offer by Grail Acquisition Corporation, a Delaware corporation (the “Purchaser”), which is a wholly owned subsidiary of General Dynamics Corporation, a Delaware corporation, to purchase all outstanding shares of the common stock, par value $.01 per share (the “Shares”), of Newport News Shipbuilding Inc., a Delaware corporation (the “Company”), at a price of $67.50 per Share, net to the seller in cash, less any required withholding of taxes and without the payment of interest (the “Offer Price”), upon the terms and conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. The Shares will include the associated rights to purchase Series A Participating Cumulative Preferred Stock of the Company (the “Rights”) issued pursuant to that certain Rights Agreement dated as of June 10, 1998, as amended from time to time, between the Company and First Chicago Trust Company of New York (now known as EquiServe Trust Company, N.A.) (the “Rights Agreement”). All references herein to the Rights will include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references herein to Shares will include the Rights.

      This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related specimen Letter of Transmittal furnished to the undersigned.

Number of Shares to be tendered:*	Shares
Dated:	, 2001

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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